QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 21.1

Subsidiaries of Worldspan, L.P.

Worldspan Andina S.R.L.
Worldspan BBN Holdings, LLC
Worldspan de Mexico, S.A. de C.V.
Worldspan Digital Holdings, LLC
Worldspan Dutch Holdings B.V.
Worldspan Greece Global Travel Information Services
Worldspan Hungary Kft.
Worldspan iJet Holdings, LLC
Worldspan International Inc.
Worldspan Mercosul Ltda.
Worldspan OpenTable Holdings, LLC
Worldspan Poland Sp. zo.o
Worldspan S.A. Holdings II, LLC
Worldspan Services Argentina, S.R.L.
Worldspan Services Chile Limitada
Worldspan Services Costa Rica, SRL
Worldspan Services Hong Kong Limited
Worldspan Services Limited
Worldspan Services Romania S.R.L.
Worldspan Services Singapore PTE LTD
Worldspan Services Venezuela, S.A.
Worldspan StoreMaker Holdings, LLC
Worldspan South American Holdings LLC
Worldspan Viator Holdings, LLC
Worldspan XOL LLC

QuickLinks

  EXHIBIT 21.1
Subsidiaries of Worldspan, L.P.